Exhibit 99.1

                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                      June 3, 2003/9:00 a.m. EDT
                                                                          Page 1



                             DYCOM INDUSTRIES, INC.

                                  June 3, 2003
                                  9:00 a.m. EDT



Moderator          Ladies and gentlemen, thank you for standing by and welcome to the Dycom Earnings conference call. At this time all lines are in a listen-only mode. Later there will be a question and answer session and instructions will be given at that time.
                   As a reminder, today's call is being recorded.

                   At this time I would like to turn the conference over to Mr. Steven Nielsen. Please go ahead, sir.

S. Nielsen         Thank you, Kent. Good morning, everyone. I'd like to thank you for attending our Third Quarter Fiscal 2003 Dycom
                   Earnings conference call. With me, we have in attendance
                   Richard Dunn, our Chief Financial Officer; Tim Estes, our
                   Chief Operating Officer; and Mike Miller, our General
                   Counsel.

                   Now I will turn the call over to Mike Miller. Mike?


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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                      June 3, 2003/9:00 a.m. EDT
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M. Miller          Thanks, Steve.

                   Statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements.

                   Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings including, but not limited to, the company's report on Form 10-K for the year ended July 27, 2002, the company's quarterly report on Form 10-Q for the quarter ended October 26, 2002 and the company's quarterly report on Form 10-Q for the quarter ended January 25, 2003. Copies of these filings may be obtained by contacting the company or are available on the SEC's Web site.

                   Additionally, during this call there will be references to certain non-GAAP financial information. This information has been reconciled to GAAP in


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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                      June 3, 2003/9:00 a.m. EDT
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                   the company's press release of yesterday that has been posted on the company's Web site.

                   Steve?

S. Nielsen         Thanks, Mike.

                   Yesterday we issued a press release announcing our third quarter 2003 results. Please note that for the third quarter of fiscal 2002 our GAAP results included a non-recurring gain of $0.02 per share due to the settlement of a federal employment tax issue relating to prior years. Consequently, in order to ensure accurate comparisons, all references to the year-ago quarter exclude this non-recurring gain.

                   Total contract revenues for the quarter ending April 26, 2003 were $139.7 million versus $169.7 million in the year-ago period, a decrease of 18%. Net income for the quarter was $2.8 million versus $6.8 million, a decrease of 59%, while fully diluted earnings per share was $0.06 versus $0.15, a decrease of 60%. Backlog at the end of the third quarter of 2003 was $996.4 million versus $789.4 million at the end of the second quarter of 2003, a sequential increase of $207 million. Of this backlog,


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                   approximately $474.2 million is expected to be completed in the next 12 months.

                   Our third quarter results demonstrated the soundness of our business and were encouraging for several reasons. Sequential revenue increased slightly from the prior quarter despite difficult weather conditions in February and March. More importantly, our outlook for our next quarter indicates a further and more significant increase in revenue. In fact, our forecasted fourth quarter revenue indicates year-over-year, quarterly organic growth will resume for the first time since our quarter ending January of 2001.

                   Backlog increased sequentially by over 26% from our January quarter and included several new cable upgrade projects, as well as several notable master contract additions and extensions for a major telephone company.

                   Gross margin increased by 296 basis points sequentially from the second quarter to 21.7%, despite weather impacts and startup expenses for several new contracts.


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                   Liquidity remained ample at $118 million in net cash despite capital expenditures and other associated cash payments of $15 million to start two noteworthy master contracts.

                   Days sales outstanding were 88 days, reflecting an expected increase due to a mix shift in our business towards cable customers, while working capital in our current ratio increased sequentially from the prior quarter.

                   During the quarter we continued to experience the effects of a slow overall economy, telephone company capital expenditures below year-ago levels and the lingering impact of Adelphia's withdrawal from the cable construction marketplace. However, these factors were offset by sales to Comcast, which accelerated throughout the quarter, and a normal seasonal percentage increase in revenue with some telephone company customers.

                   These developments appear to have confirmed our previous view of firming and improving performance in the spring of calendar year 2003. Sales to Comcast increased sequentially in the quarter by over 35% to $56.7 million. Comcast was Dycom's largest customer for the quarter at 40.6% of sales.


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                   During the third quarter we were awarded two new contracts for Sprint, which are expected to increase revenues by in excess of $47 million per year. The first contract represents a significant expansion of our construction and maintenance services for Sprint in its mid-Atlantic region, including all of Sprint's service territory in Tennessee and Virginia, as well as the Fayetteville and Dunn districts in North Carolina. It is for a period of five years. We mobilized over 500 in-house and subcontractor personnel and over 390 pieces of capital equipment to start this contract within 45 days of contract award.

                   Our second contract with Sprint covers underground locating services throughout the entirety of its service territories in Florida, North Carolina, South Carolina, Tennessee and Virginia. For this contract we have mobilized 175 in-house personnel. This contract is in effect through December of 2005.

                   Overall our employee headcount stabilized at 4,999.

                   Additionally, subsequent to the end of the quarter we were encouraged by Adelphia's announced agreement with its debtor in possession lenders to


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                   enable access to its full $1.5 billion facility. Adelphia
                   went on to further state its intent to rapidly implement a network upgrade plan.

                   Perhaps most interestingly, and also subsequent to the end of the quarter, Bell South, SBC Communications and Verizon jointly announced their adoption of a set of common technical requirements for a technology known as fiber to the premises or FTTP. Each of the telephone companies involved went on to state that these new standards would be integral to their future plans to expand the deployment of fiber optic cable deeper into their outside plant networks. This may indicate a possible upturn in telephone company capital expenditures and fiber deployments in calendar 2004.

                   To maintain a tight handle on our cost structure we have continued several initiatives to help offset pressures on operating margins. First, we will maintain a reduced level of capital expenditures except for growth opportunities. Excluding expenditures in support of our new Sprint contracts, we had actual proceeds from disposals of capital equipment, which exceeded our capital equipment additions by over $300,000. Our fleet of capital equipment is in good condition and significantly reduced investment will have little or no impact on operational expenses.


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                   Secondly, we will continue reductions in general and
                   administrative expenses to better align our administrative costs with individual subsidiaries' anticipated levels of activity. In fact, we consolidated the subsidiary corporate G&A at an additional reporting unit during the quarter and are continuously evaluating additional consolidations as necessary.

                   In addition to the previously mentioned Sprint contract additions, we enjoyed several new contract awards and extensions during the quarter. For Comcast we received contracts for system upgrade work in Ocean City, Maryland and Gadston, Alabama; for Adelphia, upgrade projects for Ojai and Santa Paula, California and central Kentucky; and for General Communications, a locating contract in Anchorage, Alaska.

                   For telephone companies we received an 18-month master contract extension from Qwest for Flagstaff, Arizona, and from Sprint, a new four-year contract extending our work in the Jefferson City, Rolla and Warrensburg districts of Missouri. In addition, we extended our work in Rocky Mount, North Carolina and South Carolina for Sprint for five years.


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                                                          DYCOM INDUSTRIES, INC.
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                                                      June 3, 2003/9:00 a.m. EDT
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                   As Dycom responded to a challenging environment this quarter we demonstrated our continued stability and unparalleled ability to profitably respond to growth opportunities. First and foremost we maintained strong customer relationships throughout our markets. In particular, growth with Comcast and Sprint was encouraging. Net cash remained ample and we maintained a strong working capital position.

                   While our pricing environment remains tight, we remain focused on time tested cost controls and productivity improvements as we continually evaluate appropriate staffing and capital equipment levels. If economic conditions begin to ease, and perhaps improve, we firmly believe that Dycom's superior financial health will increasingly allow us to differentiate ourselves from our competitors in the eyes of our customers, employees and suppliers.

                   Dycom's financial strength is key to our belief that as growth opportunities return to our industry we will be the first and best positioned to take profitable advantage of that. We believe that this advantage, relative to other industry participants, becomes more pronounced every day.


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                                                          DYCOM INDUSTRIES, INC.
                                                           Host:  Steven Nielsen
                                                      June 3, 2003/9:00 a.m. EDT
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                   After weighing all of the factors we have discussed today we have updated our forecast as follows: For the fourth quarter of fiscal 2003 we anticipate earnings per share of $0.15 to $0.20 on revenues of $150 million to $165 million. This outlook anticipates a stabilizing economy in the U.S., normal seasonal weather, continued increased spending by Comcast on its acquired systems, firming seasonal demand from our telephone customers and increased revenue from our new Sprint contracts.

                   Looking beyond the fourth quarter we anticipate earnings per share of $0.16 to $0.21 on revenues of $150 million to $165 million for the first quarter of fiscal 2004. This expectation is based upon the continued impact of those factors cited for the fourth quarter, along with a prudent caution regarding the sustainable direction of intermediate capital spending, particularly by telephone companies.

                   Finally, recent developments continue to indicate that substantial competitive capacity may be less able to respond to increased future customer demand due to capital constraints. This trend may continue, even as customer demand potentially increases.

                   At this point I will turn the call over to Dick Dunn, our CFO. Dick?


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                                                           Host:  Steven Nielsen
                                                      June 3, 2003/9:00 a.m. EDT
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R. Dunn            Thanks, Steve.

                   Before I begin my review, let me point out that we have eliminated the following two items from our GAAP results for the prior fiscal year. First, for the quarter and nine-month period ended April 27, 2002 we recorded a non-recurring gain of $0.02 per share related to the settlement of a federal employment tax issue relating to years prior to fiscal year 2002. My discussion will eliminate the impact of this gain.

                   Second, the results for the nine-month period ended April 27, 2002 include an after-tax, non-cash impairment charge to goodwill of $86.9 million or $1.97 per share. This goodwill impairment is the cumulative effect of adopting accounting standard 142 as required, thereby the first quarter of our fiscal 2002 has been restated to reflect this charge. Again, for purposes of my discussion of the financial results I will eliminate this charge.

                   Our reconciliation of these non-GAAP financial measures to the corresponding GAAP measures has been provided as a table to yesterday's


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                                                           Host:  Steven Nielsen
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                   press release, which has been furnished to the SEC and is
                   available on our Web site.

                   With that in mind, I will begin my overview of our quarterly financial performance, starting with the income statement. Contract revenues for the current quarter were $139.7 million, down 17.7% from last year's Q3 of $169.7 million. Excluding revenues attributable to subsidiaries not owned for the entire Q3 of fiscal year 2002, revenues for the current quarter would have been $111.7 million compared to $143.2 million for the same period last year, a decline of 22%.

                   Total revenues for the nine-month period ended April 26th declined 8.5% to $435.3 million versus fiscal year 2002 revenue of $475.8 million. Excluding revenues attributable to subsidiaries not owned for the nine months of fiscal year 2002, revenues for the nine-month period would have been $342.3 million compared to $449.3 million for the same period last year, a decline of 23.8%.

                   For the quarter, the top five customers accounted for 71.6% of total revenues versus 64.2% for the prior year's third quarter. For the nine months ended April 26th, sales to the top five customers, as a percent of


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                   the total, was 61.9% versus 59.7% for the prior year. The top five customers and their respective percentages for Q3 of fiscal year 2003 and 2002 are as follows:

                   For Q3 of 2003 the top five customers were Comcast at 40.6%; Bell South at 13.8%; Sprint at 6.4%; Quest, 6%; and Adelphia at 4.8%. The top five for fiscal year 2002 Q3 were Adelphia at 18.5%; Bell South, 16.6%; Comcast, 15.5%; Direct TV, 6.9%; and Charter Communication, 6.7%.

                   Net income for the third quarter was $2.8 million versus $6.8 million in fiscal year 2002, representing a decrease of 58.8%. Net income for the nine months ended April 26th decreased 70.7% to $5.8 million versus last year's $19.8 million.

                   Fully diluted earnings for the quarter were $0.06 per share, a 60% decrease from last year's $0.15 per share results. EPS for the nine-month period ended April 26th decreased 73.3% to $0.12 per share versus last year's $0.45 per share.

                   Operating margins for the third quarter declined 375 basis points, coming in at 2.68% versus last year's 6.43%. This decrease was due to a 247-


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                   basis-point increase in cost of earn revenues, a
                   93-basis-point increase in general and administrative cost and a 35 basis point increase in depreciation and amortization.

                   Operating margins for the nine-month period declined 481 basis points coming in at 1.71% versus last year's 6.52%. This decrease was due to a 225-basis-point increase in cost of earned revenues, a 150-basis-point increase in general and administrative costs and a 106-basis-point increase in depreciation and amortization.

                   Depreciation expense for the third quarter declined $1.3 million from the prior year. This decline was primarily due to the run-out of depreciation associated with the fiscal year '98 capital additions and the sale of assets during the current fiscal year.

                   The effective tax rates for the quarter and nine-month periods were 41.2% and 46.2% respectively, versus 43.3% and 42.5% respectively for the prior year's periods.

                   Net interest income for the quarter and nine months was $346,000 and $991,000 respectively versus $505,000 and $2.1 million for the prior year.


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                   This decrease was primarily a result of declining short-term interest rates and reduced cash balances as a consequence of the repayment of the debt acquired in the Arguss acquisition. Our interest income is generated through investments in high-quality municipal and corporate instruments.

                   For the quarter, our cash flow from operating activities was a negative $4 million. The primary components of this cash flow were a net income of $2.8 million, depreciation and amortization of $8.9 million offset by increases in working capital of approximately $15.7 million.

                   Investing and financing activities for the quarter used $9.3 million. This use of cash consisted of capital expenditures of $10.6 million, partially offset by proceeds from the sale of assets of $1.3 million.

                   Cash and cash equivalents at the end of the quarter were $118 million, down $13.3 million from the prior quarter.

                   During the quarter net receivables increased from $99.9 million to $105.3 million resulting in a DSO of 68.6 days versus 66.3 at the end of the second quarter, an increase of
                   2.3 days. Net unbilled revenue balances increased in the quarter from $22.9 million to $29.9 million, resulting in a


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                                                          DYCOM INDUSTRIES, INC.
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                   DSO of 19.5 days, an increase of 4.3 days from Q2's figure of
                   15.2 days. On a cumulative basis the combined DSO for our trade receivables and unbilled revenue increased from 81.5 days to 88.1 days, an increase of 6.6 days.
                   At April 26th the accrual for our self-insured casualty program was unchanged at $21.6 million. Of this $21.6 million, approximately $12.1 million represents incurred, but not reported, claims.

                   Steve?

R. Dunn            Thanks, Dick.

                   Now, Kent, we will open the call for questions.

Moderator          Great. Thank you. Our first question comes from Joe Gladue with Chapman. Please go ahead.

J. Gladue          Hi. Congratulations on a positive quarter.

S. Nielsen         Thanks, Joe.


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J. Gladue          With the two Sprint contracts, I'm just wondering if you
                   could tell us whether these were contracts that were, I guess, taken from another incumbent and...

S. Nielsen         Yes, they were gains in market share from a couple of private competitors.

J. Gladue          And along those lines, do you think you'll be seeing more of the same with that?

S. Nielsen         Joe, as we've said before, we are very careful about the
                   market share we gain because we've been in a no- or slow-growth environment. We don't want to build in bad, poor margins in our backlog, but in this particular case, and others that we're looking at, when we see an opportunity to grow, we think we do have an advantage based on the balance sheet and the strong subsidiary management that we have.

J. Gladue          One other customer question: You had said you got some new contracts with Comcast. Are there still additional contracts that they have to let that you're aware of?


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                                                          DYCOM INDUSTRIES, INC.
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S. Nielsen         I think there are some, but I think that the significant
                   majority of their upgrade plan has been allocated, as we've talked about previously.

J. Gladue          All right.  Thank you.

Moderator          Thanks. We do have a question then from Alex Rygiel with
                   Friedman, Billings, Ramsey. Please go ahead.

A. Rygiel          First, congratulations on a nice quarter. It's nice to hear that business opportunities appear to be improving.

S. Nielsen         Thank you.

A. Rygiel          A couple of quick questions: First, can you confirm that you said that Comcast revenues will increase sequentially going forward?

S. Nielsen         Yes. I think we can look at this quarter and that when we
                   swap May for February that those revenues are going to be up, so we think sequentially they will be up.


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A. Rygiel          Secondly, with regards to the two Sprint projects, when did you start them in the quarter and how much of the $47 million of annual revenues did you actually book in the quarter? Was it a very small amount or was it a fair 25% of that $47 million?

S. Nielsen         That $47 million is a run rate. I think we probably booked in the neighborhood of $3 million/$3.5 million on the one contract, which had started the first of April, so only four weeks in the quarter, and that the other contract started actually on the 26th or 27th of April, so it did not have any impact on the quarter, other than some start-up expenses.

A. Rygiel          Great. With regards to the two interesting opportunities,
                   both Adelphia and the RBOCs, first with regards to Adelphia, you did mention one or two markets where you are starting rebuild activity. How fast do you expect the Adelphia opportunities to ramp up? Is that a July quarter opportunity or is that an October opportunity?

                   Then with regards to the RBOCs and their announcement last week regarding fiber to the premises, can you talk about activities that you've performed for the RBOCs in the past of a similar nature, and what type of revenues and margins you had from taking fiber to the home in the past,


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                   and what your visibility is going forward in '04 and '05 with regards to that opportunity?

S. Nielsen         I think we are seeing Adelphia ramp up in this quarter, but I would think the more significant impact is more likely in the first quarter of fiscal 2004. With the new management team coming in and getting their financing in place, they've also gone back and looked at some of the design criteria so that there are a significant number of projects that are in redesign. So that tells us that they are coming, but they are not quite here yet.

                   In terms of the fiber to the home, we have participated in putting in fiber to the curb, particularly for Bell South, going back to 1995, and I think we've always experienced solid margins in that work activity that generally consist of underground trenching and placing of fiber cable in enclosures. That's exactly what we know how to do and have done for a long time.

A. Rygiel          One last question with regards to G and A; since your cap ex has come off from the very high levels of '98 and '99 and 2000 do you expect


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                   depreciation and amortization to continually show sequential declines over the next four quarters or so?

R. Dunn            Not for the next couple, Alex.

S. Nielsen         Because the offset, you have about the $10 million that we spent on Sprint, so that's rolling in and that offsets some of the decline. We may have to take a look at it again a year from now when there were other substantial purchases in '99.

A. Rygiel          Great.  Thank you.

Moderator          Thanks. We do have a question then from private investor
                   Scott Moore. Please go ahead.

S. Moore Hi, Steve. Congratulations on the quarter. During the last conference call you stated that three under-performing subsidiaries would cease operations during the quarter just ended. Did this happen, and if so, which subsidiaries were shut down?


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S. Nielsen         What we did, Scott, is in one case we actually did shut down a couple of them. In the other case we took the field activities and reallocated those to two other subsidiaries. Because of the way our legal structure is, those subsidiaries are still active companies, so you're not going to see us take them off the list, though functionally they have been consolidated.

S. Moore Okay. What is the status of Conceptronic, a former subsidiary of Arguss, which Dycom acquired when it bought Arguss?

R. Dunn            Scott, they've been disposed of for about a year now.

S. Moore           Okay.

S. Nielsen         It was a very immaterial piece of the Arguss transaction. We got out of that business as quick as we could.

S. Moore Great. And finally, would you please comment on where you stand regarding recovery of money owed Dycom by Adelphia for work done prior to the Adelphia bankruptcy? I think it was originally about $40 million that they owed Dycom.


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S. Nielsen         That's correct. If you follow the Adelphia bankruptcy, they have filed for several extensions to get in there for the company to propose a plan of reorganization. The next deadline, I believe, is in August, and so we are just monitoring the situation. Between now and when that plan is reorganized there is really nothing that can be done in the bankruptcy process.

                   I think we are encouraged that WorldCom has been able to at least get a plan out there that most folks have agreed with, and also that Adelphia continues to perform relatively well and actually generate some cash, but between now and August there is really no news of any importance.

S. Moore           All right. Thank you very much.

Moderator          Thanks. We do have a question then from Steven Fox with
                   Merrill Lynch. Please go ahead.

S. Fox Good morning. Can you talk a little bit about, first of all, when you look at the Sprint contract, when do you hit a full run rate for it?


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S. Nielsen         The first contract, the construction and maintenance
                   contract, we are there for the entirety of this quarter. On the locate contract a portion of it was just phased in last week, so I would say full run rate by mid-June to first of July.

S. Fox Great. Then, Steve, can you talk a little bit about the effect that DSL price declines could have on your business near term, say the next couple of quarters, and then maybe longer term?

S. Nielsen         You know, it's a very interesting question. Obviously, as
                   they make DSL more attractive, the phone companies are hoping for higher penetration rates. To the extent that that taxes their in-place infrastructure, they are going to have to support that growth with at least stable cap ex, if not growing cap ex. If you tie the Verizon pricing move on DSL with this fiber to the premise announcement, it appears that the RBOCs are going to be more active in the residential data market.

                   The second half of your question, Steve?


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S. Fox             I guess what you're saying about DSL is that it makes you
                   feel a little bit better, that '04 capital spending number, but it doesn't give any near-term impact to your business really?

S. Nielsen         I wouldn't say that it's significant. I think it's a firming of cap ex rather than a significant change and I think, in part, if you were an RBOC and you are becoming increasingly comfortable that the cost of fiber to the premises is going to come down and be more economic, that they are going to weigh that opportunity versus significant major investments in DSL.

S. Fox Okay. Then two quick financial questions: Are you still targeting 25% to 26% gross margins and what type of revenue run rate do you need to achieve that?

S. Nielsen         I think if you look at the revenue targets that we've
                   provided, Steve, and you take a look at the EPS guidance and you model it out, that we're still there.

S. Fox Okay. The last question would just be on cash usage going forward. It sounds like you're going to have some working capital requirements. On


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                   incremental sales how much working capital do you think you need these days?

S. Nielsen         Well, if DSOs are running 85 to 90 days and we have a
                   sequential quarterly increase of, call it, $20 million or better, then we will probably use up about $20 million in cash. Now we work every day to drive that down, but that's a good thing. It's like spending money for capital equipment to support new contracts. When you have customers like Sprint and Comcast, spending money is a good thing.

S. Fox             Thank you.

Moderator          Thanks. We do have a question then from Barry Posternak with
                   Kensico Capital. Please go ahead.

B. Posternak       Good morning.

S. Nielsen         Good morning.

B. Posternak       Do you have the mix between cable, telco and utility?


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R. Dunn            Yes, I do, Barry. For telco we had 34.6%; cable, 53.6%;
                   utility locating, 8.9%; and electrical and other, 2.9%.

B. Posternak       Okay. With regard to several new cable upgrade projects that were mentioned, could you review those, who they are with or...?

S. Nielsen         Yes. We talked about two projects with Comcast - one for
                   Ocean City, Maryland, another in Gadston, Alabama - and then we talked of a couple of cities, a related project in southern California for Adelphia, and then a project for Adelphia in central Kentucky in the Lexington area.

B. Posternak       What kinds of projects are the Adelphia ones?

S. Nielsen         They are upgrade projects. I don't know if they are 450 or
                   550 upgrades, but they are traditional upgrade projects.

B. Posternak       All right.  Thanks.

Moderator          Thank you. We do have a question then from Michael
                   Christodolou with Inwood Capital. Please go ahead.


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M. Christodolou    Good morning, gentlemen. I wanted to further explore the
                   Comcast and Sprint new business wins to better understand the future. If you could characterize those wins, would you view that they were wins because the competitors - and I don't know also if you could quantify, was it two or three private competitors you won the business from or was it 15?

                   I'm going to explore that because I'd like to understand; are these private companies? Were they viewed as either too regional, too under capitalized or incapable of mobilizing as fast as you did, or that the vendors want to reduce the number of contractors they're working with, or was it price?

S. Nielsen         Or was it all of the above.

M. Christodolou    All of the above.

S. Nielsen         We'll work through it. On the cable side, those Comcast
                   projects and the Adelphia projects are in markets where we are traditionally strong, and I think we were, through past performance and competitive pricing, the right folks for those jobs. So we did not take those projects from anybody.


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                   We like to think we earned them with what we've done for
                   those customers in the past.

                   On the Sprint opportunities, the construction and maintenance agreement, the work was shifted from a private competitor. It did result because it combined with some areas in North Carolina and South Carolina that we had previously already had contracts for and did give the customer greater mass in a particular region so that, in fact, you could look at it as trying to deal with larger vendors in less than a region.

                   On the locate opportunity, once again, that was a single, private competitor and we just think that that was one of those competitive opportunities where we were at the right place at the right time with a good price.

M. Christodolou    Great. What are you seeing for pricing on these contracts
                   over time? Are there step-ups built in for costs or inflation?

S. Nielsen         There are kind of traditional telephone industry, CPI-related index increases at various points in the life of the contracts.


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M. Christodolou    And lastly, what are you seeing in terms of labor and
                   capacity out there in the system, in terms of, perhaps, additional wins that you may get? Are there trained bodies out there or could we see some constraint in talent such that it may help pricing over the next year or two?

S. Nielsen         Sure. I would think, right now, we did not have difficulty in mobilizing the labor for these projects, so I think there is labor that's available. We haven't seen any significant pricing pressure to our labor, although we'd certainly be happy because that would generally be a good thing in the labor business.

M. Christodolou    Great. Thanks very much. Great quarter.

S. Nielsen         Thank you.

Moderator          I am showing a question from Alan Mitrani with Copper Beech.
                   Please go ahead.

A. Mitrani         Hi. Thank you. Did you repurchase any shares this quarter?

S. Nielsen         No, we did not.


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A. Mitrani         Can you give us the status of your stock buyback? Are you
                   putting it towards, I guess, getting new business or are you still looking, potentially, to buy back some stock?

S. Nielsen         At the right price - and there is a number that we can't
                   share - we would be buyers of the stock. We think that the cash that we put to work and the cap ex and the working capital to grow the business out of the third quarter into the fourth quarter had a higher return than in repurchasing shares.

A. Mitrani         Also, you talked about Adelphia post your quarter. Obviously they came out and got access to the $1.5 billion of ...
                   financing and they've put some new management in. If I work through some numbers it seems like they could have potentially 30,000 plus miles to upgrade, based on trying to get to their 90% of their miles upgraded by sometime next year. Any idea what kind of pricing it could be for them for mile?

                   If you use Comcast's numbers, using roughly 30,000, it seems like there could be at least $0.5 billion plus of work coming out of Adelphia. Do those numbers make any sense over the next 15 to 24 months, depending on when they finally get out of bankruptcy?


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S. Nielsen         I don't think that they're going to wait to get out of
                   bankruptcy and pursue the upgrade plan, at least that's not the indications that we're getting. The difficulty to compare mile to mile between different cable operators is the mix of rural and urban systems, and so I would generally expect that Comcast would be a little bit more than Adelphia just because of a greater percentage of the Comcast systems being urban.

                   On the other hand, it also is contingent upon the condition of the systems and how much work has to get done. So there are a few moving pieces, but directionally I would say somewhat slightly less.

A. Mitrani         Also, how much was Direct TV in the quarter, in terms of
                   revenues?

S. Nielsen         It was a little less than $4 million, Alan. Dick will get the exact number.

A. Mitrani         How much of the sequential gross margin expansion was, as you said, basically the Direct TV effect, going from jettisoning some of the low-margin business that you had renegotiated versus just executing your business better and chopping heads and just making sure your ...?


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S. Nielsen         I would say more of the sequential increase was the pickup in the cable business, a normal seasonal up-tick in April on the telephone side, rather than any driving effect, because you can't have that margin impact on a little less than $4 million in business and drive the overall significantly.

A. Mitrani         To Steve's question, it sounded like 24% to 26% gross
                   margins; we should start seeing some of those in the next couple of quarters then?

S. Nielsen         We would expect that. In the last quarter we did see some
                   credible, and, we think, sustainable, margin expansion from March to April. So given that trend line, we think that's reasonable.

A. Mitrani         Then lastly, if I can, on the telco side I was actually
                   impressed that Bell South increased, sequentially, a few million dollars, given that they spent so little of their cap ex budget in the first quarter. Are you hearing from some of your Bell companies that it looks like cap ex spend will be up in the second half, from a calendar basis, of '03 versus the first half?

S. Nielsen         I think it's difficult to say, Alan. I think everybody has noted that they did not spend what they had budgeted for the first quarter, yet they didn't change full-year guidance and that the question is there will be a year


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                   when that gets resolved by them spending all of their budget money. That hasn't been the pattern for the last two years, so we're optimistic, but we don't have any direct information on the subject.

A. Mitrani         Do you expect to continue to build backlog?

S. Nielsen         When we have large master contracts that come in for multiple years, they tend to build backlog the way that we have here.
                   As we continue to bid work we will hope to drive it, but I'm not sure that we will see those kinds of magnitude jumps in the near future. It's also a function of the economy.

A. Mitrani         Okay. Thank you very much.

R. Dunn Alan, just to confirm, Steve's recollection of the $4 million was right on.

A. Mitrani         Four million. Great.

Moderator          Thanks. At this time I am showing no further questions in
                   queue.


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S. Nielsen         Kent, thanks for moderating the call. We thank everybody for their attendance and we look forward to speaking with you again, with our fourth quarter numbers, towards the end of August. Thank you. Have a good day.

Moderator          Thank you. Ladies and gentlemen, that does conclude our
                   conference for today. Thanks for your participation and for using AT&T's Executive Teleconference. You may now disconnect.